Exhibit 23.11

CONSENT OF Richard Gosse

The undersigned hereby consents to the inclusion in or incorporation by reference in the registration statement on Form S-3 (the “Registration Statement”) of Trilogy Metals Inc. being filed with the U.S. Securities and Exchange Commission (“SEC”), to any amendments or post-effective amendments to the Registration Statement, of references to the undersigned’s name and to the use of, or the incorporation by reference of, the scientific and technical disclosure contained in the annual report on Form 10-K for the fiscal year ended November 30, 2025.

DATED: November 6, 2026

/s/ R. Gosse
Richard Gosse